UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2009

Axcelis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30941	34-1818596
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

108 Cherry Hill Drive, Beverly, Massachusetts		01915
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (978) 787-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition

On May 11, 2009, Axcelis Technologies, Inc. (the “Company”) issued a press release regarding its financial results for the quarter ended March 31, 2009.  The Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.02(e).   Compensatory Arrangements of Certain Officers

On May 6, 2009, the Compensation Committee of the Company’s Board of Directors approved a temporary reduction in the base compensation of Mary G. Puma, the Company’s Chairman and Chief Executive Officer, to an annual rate of $400,000 for 2009 and 2010.  This action was in response to a letter from Ms. Puma offering to agree to a 20% salary reduction during 2009 and 2010 as a modification to the Amended and Restated Employment Agreement between Ms. Puma and the Company dated November 6, 2007.  This temporary reduction will have no impact on the amount of any separation pay due to Ms. Puma under either her employment agreement or the Change of Control Agreement between Ms. Puma and the Company.  A copy of Ms. Puma’s letter is filed with this Form 8-K as Exhibit 10.1.

Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

At the 2009 annual meeting of shareholders held on May 6, 2009, the Company’s shareholders approved an Amended and Restated Certificate of Incorporation providing for the phase out of the Company’s classified Board of Directors.  The one-year director term provisions shall apply to directors elected at annual meetings commencing in 2010. The Amended and Restated Certificate of Incorporation also incorporates the existing provisions of the Certificate of Designations adopted on June 30, 2000. It is filed as Exhibit 3.1 to this Form 8-K, and a copy marked to show the amendments is filed as Exhibit 3.2.

Item 9.01.   Financial Statements and Exhibits

(c)          Exhibits

3.1	Amended and Restated Certificate of Incorporation of the registrant, as adopted May 6, 2009. Filed herewith.

3.2	Amendments to Restated Certificate of Incorporation and Certificate of Designations of the registrant adopted May 6, 2009. Filed herewith.

10.1	Letter from Mary G. Puma to the Board of Directors dated May 1, 2009. Filed herewith.

99.1	Press Release dated May 11, 2009. Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2009	Axcelis Technologies, Inc.

	By:	/s/ STEPHEN G. BASSETT
Stephen G. Bassett
Executive Vice President
and Chief Financial Officer